Exhibit 10.34

NANOSPHERE, INC.

2007 LONG-TERM INCENTIVE PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

FOR

WILLIAM P. MOFFITT

GRANT DATE: DECEMBER 28, 2011

NANOSPHERE, INC.

2007 LONG-TERM INCENTIVE PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

1. An INCENTIVE STOCK OPTION to acquire 450,000 shares (hereinafter referred to as “Shares”) of Common Stock of Nanosphere, Inc. (hereinafter referred to as the “Company”) is hereby granted to William P. Moffitt (hereinafter referred to as the “Optionee”), subject in all respects to the terms and conditions of the Nanosphere, Inc. 2007 Long-Term Incentive Plan (hereinafter referred to as the “Plan”) and such other terms and conditions as are set forth herein. All capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Plan.

2. The Option is intended to constitute an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986.

3. The Option price as determined by the Committee is One Dollar and Thirty-Eight Cents ($1.38) per Share. The Option price may be paid in any combination of cash, personal check, Shares already owned for at least six (6) months or broker exercise notice.

4. a.

The Option is fully vested and immediately exercisable as of the Grant Date; provided, however, that Optionee may not sell any Shares acquired upon the exercise of the Option until the earlier of the second anniversary of the Grant Date or the first anniversary of the date of termination of Optionee’s employment.

b.

In the event the Optionee’s Continuous Service is terminated as a result of the Optionee’s death or because the Optionee is Disabled, or if the Optionee terminates his employment with the Company for “Good Reasons” as defined in the Optionee’s employment agreement, then the Optionee or the Optionee’s beneficiary shall have the right to exercise this Option for a period of twelve months after the date of termination. If such termination is for any other reason, other than by the Company for Cause, the Optionee’s right to exercise this Option shall terminate three months after termination of Continuous Service.

c.

In the event the Optionee’s Continuous Service is terminated by the Company for Cause, the Option shall be immediately cancelled and forfeited and any amounts received pursuant to this Agreement shall be returned to the Company and the Option price shall be repaid to the Optionee.

5. The Option may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities law, or any other valid law or regulation. As a condition to the exercise of the Option, the Optionee shall represent to the Company that the Shares being acquired upon exercise of the Option are for investment and not with a present view for distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under any applicable law, regulation or rule of any governmental agency.

6. The Option may not be transferred in any manner except as provided under the Plan, and generally may be exercised during the lifetime of the Optionee only by him. The terms of this Option shall be binding upon the Optionee’s executors, administrators, heirs, assigns and successors.

7. The Optionee hereby agrees that the Optionee shall be bound by Section 26(c) of the Plan which provides for a market stand-off agreement in connection with any underwritten public offering of the Company’s equity securities.

8. The Option may not be exercised more than ten (10) years after the date indicated below and may be exercised during such term only in accordance with the terms and conditions set forth in the Plan.

9. The Committee shall make all determinations concerning rights to benefits under the Plan.

Dated: December 28, 2011

Nanosphere, Inc.

By:	/s/ Mark Slezak
Name: Mark Slezak
Officer: Chairman of the Board

ATTEST:

The Optionee acknowledges that he has received a copy of the Plan and is familiar with the terms and conditions set forth therein. The Optionee agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee. As a condition of this Agreement, the Optionee authorizes the Company to withhold from any regular cash compensation payable by the Company any taxes required to be withheld under any federal, state or local law as a result of exercising this Option.

Dated: December 28, 2011

By:	/s/ William P. Moffitt
Optionee

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